EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

PARTIES:  INTERGRAPH CORPORATION                               ("Seller")
          Huntsville, Alabama  35894-0001


          PRAEGITZER INDUSTRIES, INC.                          ("Buyer")
          1270 Monmouth Cut Off Road
          Dallas, Oregon  97338

     THIS IS AN AGREEMENT ("Agreement") for the purchase of substantially all of the assets of the printed circuit board manufacturing business of Seller.

RECITALS:

     WHEREAS, Seller is a Delaware corporation owning and operating a division engaged in the business of manufacturing and selling printed circuit boards at Building 16, One Madison industrial Park, Madison, Alabama ("Seller's Business"); and

     WHEREAS, Buyer is an Oregon corporation duly authorized to transact business of the same nature as Seller's Business; and

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, Seller's right, title and interest in and to substantially all of the assets of Seller's Business (excluding certain assets described below) subject only to the permitted exceptions and those liabilities expressly assumed in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and undertakings exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

AGREEMENT:

SECTION 1.     SALE OF ASSETS.

     1.1 Assets Sold and Purchased. On the Closing Date (as hereinafter defined) Seller shall sell, transfer, assign and convey free and clear of all liabilities, liens and other encumbrances, except for the Permitted Exceptions shown on Schedule 1.1 and as expressly assumed in this Agreement, and Buyer shall purchase, all of Seller's right, title and interest in and to all of the assets and properties which are or will be owned, used or acquired for use by Seller's Business at and as of the Closing Date of this agreement (collectively the "Purchased Assets"), including but not limited to the following assets:


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          1.1.1 a leasehold or fee interest in the real property, including buildings, structures and improvements located thereon, fixtures contained therein and appurtenances attached thereto as depicted on Schedule 1.1.1, parking for 450 automobiles, some of which parking may be provided by granting Buyer an exclusive easement which shall be for the term of Buyer's Lease and, if Buyer acquires fee title to the Real Estate, which shall be perpetual, to property contiguous to the Real Estate located in the areas depicted on Schedule 1.1.1, together with a perpetual, nonexclusive easement giving reasonable ingress and egress thereto from Wall Triana highway, and consent to an identification sign not exceeding 32 square feet at the corner of Interpro Road and Intergraph Way (the "Real Estate"). The legal description of the Real Estate depicted on Schedule 1.1.1 shall be used in the conveyance of the Real Estate;

          1.1.2 all raw material, work-in-process and finished product inventories, supplies, spare parts and shipping ,containers and materials owned, used or acquired for use by Seller's Business, including but not limited to that which is listed on Schedule 1.1.2 (the "Inventory and Work in Process");

          1.1.3 all machinery, equipment and other items of tangible personal property owned, used or acquired by Seller's Business including but not limited to any machinery, tools, fixtures, dies, molds, jigs, patterns, parts, supplies, furniture, furnishings, equipment, and computers (including hardware and software programs, licenses and maintenance agreements), including but not limited to those which are listed on-Schedule 1.1.3;

          1.1.4 to the extent relating to Seller's Business, (i) all operating data and records, including but not limited to customer and vendor lists, product lists and credit information, (ii) permits (to the extent transferable), and computer programs and licenses; and all other similar intangible personal property and rights;

          1.1.5 all equipment to be added, and services to be provided, by Seller as of the Closing Date related to telecommunications, janitorial, building maintenance and computer networking, as set forth on Schedule 1.1-5.

     1.2 Leases of Personal Property. Seller shall assign to Buyer all of the leases set forth in Schedule 1.2 by appropriate instrument. Seller will also obtain the respective lessor consents where required by contract. Buyer shall assume such


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leases and hold Seller harmless from all obligations under such leases due after the Closing Date.

     1.3 Assets Excluded. Notwithstanding Sections 1.1 and 1.2, the Purchased Assets shall not include the items listed on Schedule 1.3.

     1.4 Purchase Price.

          1.4.1 [Intentionally omitted.]

          1.4.2 Real Estate. In consideration of the lease, sale, transfer, assignment and conveyance of the Real Estate, Buyer shall, subject to the terms and conditions of this Agreement, pay to Seller as the price for the Real Estate the sum of $10.2 million.

          1.4.3 Purchased Assets Other Than Real Estate. In consideration of the sale, transfer, assignment and conveyance of Purchased Assets other than the Real Estate, Buyer shall, subject to the terms and conditions of this Agreement, pay to Seller as the purchase price for the Purchased Assets other than the Real Estate, the following.

          1.4-3.1 For all Purchased Assets other than Real Estate, inventory and work in process of Seller's Business, the sum of $5 million.

          1.4.3.2 For Inventory and Work in Process of Seller's Business, the fair market value of the foregoing as of the Closing Date. Fair market value shall be (i) raw materials shall be valued at the last purchase price for such materials; (ii) work in process shall be valued by the percentage of completion of the purchase order in accordance with Schedule 1.4-3.2 attached hereto, multiplied by 80% of the sales price (finished goods are assumed to be complete), from which will be deducted $300,000. Prior to the Closing Date the parties shall jointly conduct a physical inventory.

     1.5 Payment. Payment of the purchase price for the Purchased Assets (the "Total Purchase Price") shall be made in the following manner:

          1.5.1 The Total Purchase Price, plus or minus customary prorations, credits or adjustments, shall be paid to Seller by wire transfer at the time of the Closing.

          1.5.2 Prorations, credits and adjustments


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     shall be made as of the Closing, and shall include, without limitation, real estate and personal property taxes, utilities, if not read, premiums And all other customary prorations applicable to a sale of real estate. Any required meters to cause the facility to be independent of surrounding buildings shall be @t the expense of Seller. Meter readings for all utilities shall be obtained by Seller on the date prior to Closing. Property taxes shall be prorated at the time of Closing based upon the most recently available bill and shall be adjusted upon the issuance of a final bill. Seller shall comply with the terms of all state and local tax laws and shall pay all taxes relating to or arisina from the sale of the Seller's Business to Buyer, including, but not limited to, retail occupation tax, income tax and property taxes. Seller shall have no responsibility of continued abatement from property taxes for any Purchased Assets.

     1.6 Seller's Warranty.. Seller warrants the personal property which is the subject of this Agreement to be in good working condition, and the building and other fixtures to be in good serviceable condition, suited to the purposes for which the Purchased Assets are employed in Seller's Business, subject to the exceptions shown on Schedule 1.6.

SECTION  2.       CLOSING.

     2.1 Closing Date and Time. Closing shall be at 9:00 A.M on March 24, 1998 ("Closing Date" or "Closing") at the offices of Seller, or at such time and place as the parties shall mutually agree. Transfer of the Purchased Assets shall be deemed to have occur at the commencement of business on the Closing Date.

          2.1.1 Extension of Closing Date by Buyer. Buyer may extend the Closing to 9:00 A.M. on March 31, 1998 by giving notice of such extension to Seller.

          2.1.2 Extension of closing Date by Seller. Seller may extend the Closing to 9:00 A.M. on March 31, 1998 by giving notice of such extension to Buyer.

          2.1.3 Extension of Closing Date for Other Reasons. In the event the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act applicable to this Agreement have not expired by March 24, 1998 or by the appropriate subsequent date if the Federal Trade Commission ("FTC") requests additional information from a party hereto, the Closing Date shall be extended until five days after such waiting periods have expired. In the event the FTC opposes the transactions


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     contemplated by this Agreement, this Agreement shall terminate without any liability of any party, except that Seller is obligated to return all sums deposited by Buyer with Seller.

     2.2 Seller's Closing Documents. On or before the Closing Date, Seller shall deliver to the Buyer each of the following:

          2.2.1 A Bill of Sale and appropriate forms of assignment necessary to sell, transfer, assign and convey the Purchased Assets to be transferred to Buyer pursuant to this Agreement free and clear of all liabilities, liens and other encumbrances not expressly assumed by Buyer or permitted pursuant to this Agreement;

          2.2.2 All of the documents pertaining to the sale of the Real Estate including, but not limited to the instrument of transfer, the survey, the Title Commitment, and the title insurance policy (or a marked-up Title Commitment);

          2.2.3 A certificate signed by Seller affirming that the representations and warranties of Seller set forth in this Agreement are true and correct as of the Closing date;

          2.2.4 A written opinion of Seller's counsel as provided in this Agreement;

          2.2.5 Resolution of Seller's directors approving this Agreement and the transactions contemplated by this Agreement;

          2.2.6 The Phase I written environmental report as provided for in this Agreement;

          2.2.7 An executed Requirements Contract in the form attached hereto as
     Schedule 2.2.7;

          2.2.8 All other items or documents which may be required or appropriate in connection with consummation of transactions contemplated hereby.

     2.3 Buyer's Closing Documents. On the Closing Date, Buyer shall deliver to Seller the following:

          2.3.1 A wire transfer payable to Seller in the amount of the Total Purchase Price plus or minus the prorations, credits and adjustments set forth-in this Agreement;

          2.3.2 A certificate of Buyer affirming that the representations and warranties of Buyer in this


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     Agreement are true and correct as of the Closing Date, a written opinion of
     Buyer's counsel as provided in this Agreement, a resolution of Buyer's directors approving this Agreement'- and the transactions contemplated by this Agreement, an executed Requirements Contract in the form set forth in
     Schedule 2.2.7;

          2.3.3 All other items or documents which may be required or appropriate in connection with consummation of transactions contemplated hereby, including appropriate documents to evidence Buyer's assumption of the obligations listed in Schedules 1.2 and 4.2.

          2.4 In the event Buyer does not close in breach of the terms of this Agreement, all sums deposited with Seller shall be forfeited to Seller and this Agreement shall automatically terminate.

SECTION 3.     COVENANTS AND OBLIGATIONS OF SELLER.

     3.1 Indemnity. Except as provided in Sections 1.2, 4.2 and 5.7, Seller agrees that it will indemnify, defend and hold Buyer harmless and Seller will pay for any liabilities, obligations,, claims, demands, costs or expenses including reasonable attorney's fees arising from (i) closing or consummation based on any inaccuracy in any representation or the breach of any warranty or covenant of Seller under this Agreement and, (ii) Seller's ownership and operation of Seller's Business prior to the Closing Date, including without limitation, the following:

          3.1.1 Severance, accrued vacation pay or other termination related payments due employees terminated by Seller prior to the date of Closing, provided that Buyer shall pay the vacation pay accruing after December 1997 for all employees of Seller's Business hired by Buyer;

          3.1.2 All outstanding commitments and obligations of any kind and nature of Seller relating to the Seller's Business;

          3.1.3 Sales, use, income, and other federal, foreign, state, county, local or other tax of Seller;

          3.1.4 All claims by Seller's customers relating to defective, damaged, returnable or unusable goods or services, customer claims or any promises or representations made by Seller in connection with-the conduct of its business;

          3.1.5 All other debts, claims, liabilities,


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     obligation or contracts;

          3.1.6 All other liabilities and obligations arising from the acts of Seller or the conduct of Seller's Business prior to the time of Closing which are or may be transferred by operation of law to Buyer;

          3-1.7 All liabilities and obligations arising from the failure to comply with all applicable statutes, including but not limited to any bulk sales laws or orders, rules and regulations promulgated by governmental authorities relating in any material respect to the financial condition, business, operations or prospects of Seller, including, without limitation, all such items relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising and sales of products' of the business, trade regulation, antitrust, zoning and land use, warranties and control of foreign exchange laws;

          3.1.8 All liabilities and expenses arising out of or in any way connected with environmental matters, waste and toxic materials storage and disposal matters; and

          3.1.9 All liability and expense associated with the litigation identified in Schedule 7.18.

Notwithstanding the foregoing, (i) Seller shall not be required to make any payment with respect to any claim for indemnification until the total claims for indemnification made by Buyer exceeds $25,000, (ii) in no event shall the indemnification obligations of Seller hereunder exceed the amount of the Total Purchase Price, and (iii) Seller's indemnity obligation in respect of a breach of Seller's warranty in Section 1.6 shall be limited to the cost of repairing or replacing the personal property, the building or other fixture as the case may be. The indemnification rights and remedies available to Buyer under this
Section 3.1 shall be the sole and exclusive rights of Buyer with respect to any post Closing breach of this Agreement or acquisition of the Purchased Assets,, and Buyer shall have no claim for special, consequential, exemplary or punitive damages.

     3.2 Cooperation. Seller and Buyer agree to cooperate and assist each other in transferring the Purchased Assets to Buyer and seeking approval of any entities the approval of which is reasonably necessary to accomplish the goals of this Agreement. Seller further agrees to provide accounting records related to Seller's Business, such as supply and customer information not located on the Real Estate, from time to time as Buyer may reasonably request.


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     3.3 Non-Competition. Seller covenants, warrants and agrees that during a period of five years from the date of Closing, it shall not directly or indirectly solicit- the customers listed in Schedule 7.16 for printed circuit board fabrication business; nor will it solicit -for employment any employee of Buyer as of the Closing Date for a period of two years without first obtaining the prior written consent of Buyer. Design of printed circuit boards is not soliciting sale of printed circuit boards.

          3.3.1 Seller acknowledges and agrees that the restrictions contained in this covenant are reasonable and necessary in order to protect the Buyer's legitimate interest and that any violation would result in irreparable injury to Buyer. Seller is aware and acknowledges that this non-competition restriction is fair and reasonable and not injurious to the public in limiting free competition, but is made to protect the valuable rights Buyer is acquiring. Further, Seller acknowledges and agrees that absent the protection afforded Buyer by this non-competition restriction, Buyer would not be willing to purchase the Seller's Business. Seller acknowledges that it has received full and adequate consideration in connection with the foregoing restrictions.

          3.3.2 Seller acknowledges and agrees that in the event of any violation of this covenant, Buyer shall be authorized and entitled to obtain injunctive relief from any court of competent jurisdiction, without the necessity of posting a surety bond, as well as to obtain an equitable accounting of all profits or benefits arising out of any violation of this covenant. These rights and remedies shall be cumulative and in addition to any other rights or remedies which Buyer may be entitled under this Agreement, including the right to damages directly or indirectly sustained by Buyer.

          3.3.3 In the event that any of the covenants or agreements in this section are held to be, in any respect, an unreasonable restriction upon Seller or are otherwise invalid, for any reason, then the court so holding shall reduce and is so authorized to reduce, the territory to which the covenant or agreement pertains or the period of time to which the covenant or agreement operates, or both, or to effect any other change to the extent necessary to render any of the restrictions contained in this clause enforceable.

SECTION 4.        COVENANTS AND OBLIGATIONS OF BUYER.

     4.1 Indemnity. Buyer assumes and agrees to indemnify and hold Seller harmless from any and all liabilities, obligations,


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claims, demands, costs and expenses including reasonable attorney's fees arising out of any of the following

          4.1.1 Any inaccuracy in any representation or the breach of any warranty or covenant of Buyer under this Agreement;

          4.1.2 Any material failure of Buyer to timely perform or observe any term or condition of the leases assumed pursuant to this Agreement.

          4.1.3 Buyer's failure to pay or perform any obligation under Sections 1.2, 4.2 and 5.7.

          4.1.4 Buyer's ownership and operation of the Purchased Assets.

          4.1.5 Buyer shall protect, defend, indemnify and hold Seller harmless against any and all claims, demands and losses arising out of Buyer's due diligence and investigation prior to Closing of the Purchased Assets.

Notwithstanding the foregoing, Buyer shall not be required to make any payment with respect to any claim for indemnification until the total claims for indemnification made by Seller exceeds $25,000. In no event shall the indemnification obligations of Buyer hereunder exceed the amount of the total Purchase Price. The indemnification rights and remedies available to Seller under this Section 4.1 shall be the sole and exclusive rights of Seller with respect to any breach of this Agreement or acquisition of the Purchased Assets, and Seller shall have no claim for special, consequential, exemplary or punitive damages.

     4.2 Buyer Not Assuming Liabilities. Except as stated in this Agreement, Buyer is acquiring only the Purchased Assets, and this Agreement shall not be construed to constitute the assumption of, and Buyer shall not be responsible for any liabilities of or claims against Seller, or any liabilities or other obligations related to or arising out of the Seller's Business prior to Closing, other than those obligations specifically described and assumed by Buyer in this Agreement. Buyer shall assume and pay the obligations set forth on Schedule 4.2.

SECTION 5.        JOINT AND SEVERAL COVENANTS AND OBLIGATIONS OF
                  SELLER AND BUYER.

     5.1 Additional Instruments. Subsequent to the Closing, each party agrees to execute and deliver such instruments and take such other action as shall be reasonably required in order


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to carry out the transactions contemplated by this Agreement.

     5.2 [Intentionally deleted.]

     5.3 Performance of outstanding Purchase Orders. Buyer shall perform all outstanding customers' purchase orders accepted by Seller in the ordinary course of business.

     5.4 Supply Circuit Boards. On or before the Closing Date Buyer and Seller shall have entered into a Requirements Contract for the purchase of printed circuit boards.

     5.5 Solicit Material Sent to Suitors/Enforcement and Assignment of Confidentiality Agreements. From and after the date of the execution of this Agreement, Seller shall use its best efforts to obtain the return of any information regarding the Seller's Business which was forwarded to other suitors of Seller's Business (the "Suitors"). Seller shall continue to enforce the confidentiality agreements entered into by and between Seller and the Suitors and shall at Closing assign such confidentiality agreements to Buyer. A list of the Suitors and such confidentiality agreements is set forth in Schedule 5.5.

     5.6 Hart-Scott-Rodino Act. Seller and Buyer shall cooperate in making applications for approval in compliance with the Hart-Scott-Rodino Act.

     5.7 WARN Act. Buyer shall hire at least 90% of the full time employees of Seller engaged in Seller's Business, and shall provide Seller at least two days before the Closing Date with a list of any employees of Seller's Business which Buyer will not hire. From and after the Closing Date Buyer shall not take any action that will cause Seller liability under the Worker Adjustment and Retraining Notification Act, and shall defend and indemnify Seller from any liability thereunder.

     5.8 Exclusivity. From and after the execution of this Agreement up to and including the Closing Date Seller shall not negotiate with any third party as to the sale of the Purchased Assets.

     5.9 Certain Sums Received. Promptly upon receipt Seller shall pay Buyer all sums received under any of the contracts assumed by Buyer for the periods after Closing. Promptly upon receipt Buyer shall pay Seller all sums received in respect to accounts receivable or relating to Seller's Business which are created prior to Closing and in respect to contracts relating to Seller's Business which are not assumed by Buyer.

SECTION 6.   PROVISIONS APPLICABLE TO SALE OF REAL ESTATE.


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     6.1. Buyer's Lease. At Closing, Seller shall lease to Buyer and Buyer shall lease from Seller the Real Estate pursuant to a lease containing the following the general terms and conditions among others ("Buyer Lease"):

          6.1.1. The term shall be co-extensive with the remaining term of the Lease Agreement between Seller and the Industrial Development Board of the City of Madison, Inc. (the "TDB") dated June 12, 1973 and recorded in Deed Book 479 Page 19 Judge of Probate, as amended (the "TDB Lease").

          6.1.2. Rent shall be $1 per year.

          6.1.3. Buyer shall have all incidents of ownership of the Real Estate during the term, including responsibility for all taxes, insurance and maintenance.

          6.1.4. Buyer shall have the option to enter into a new lease for the Real Estate at the expiration of the term for a period of 73 years which shall otherwise be on the same terms and conditions as contained in Buyer's Lease.

          6.1.5. Buyer shall have the right to freely assign and mortgage its interest under Buyer's Lease.

     6.2. Subdivision. Seller at its expense agrees to use diligent good faith efforts to obtain during 1998 all required governmental approvals for the subdivision of the Real Estate, including any required surveys, applications and attendance at meetings of governmental authorities. Buyer agrees to cooperate with Seller's efforts in this regard, provided that Buyer shall have no obligation to incur any out-of-pocket expense in connection therewith.

     6.3. IDB Approvals. In the event the Real Estate is subdivided as provided above, Seller shall use diligent good faith efforts to obtain from the IDB any reasonably requested consents to the partial assignment to Buyer of the IDB Lease as it relates to the Real Estate or the release of the Real Estate from the IDB Lease, at Buyer's option. Upon Obtaining the necessary consent or release, Seller will partially assign or convey to Buyer, as applicable, Seller's right, title and interest in and to the Real Estate.

     6.4. IDB Estoppel. Seller shall-provide Buyer with an estoppel certificate from IDB stating that the bonds mentioned in the Lease have been fully paid and retired, IDB will subordinate to Buyer's financing without condition, the sublease to Buyer is approved, Buyer is entitled to occupy the Real Estate in place of


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Seller (subject to the terms of the Lease), the Lease is in full force and effect without default, subject to compliance with law Buyer is entitled to exercise the option to purchase the real estate described in the Lease under the terms and conditions specified in the Lease, and such other terms as may reasonably be required by Buyer.

     6.5. SNDA. Seller agrees to execute any commercially reasonable agreement in recordable form, containing among other provisions, Seller's consent to any subleasehold or leasehold mortgage and agreeing to recognize such mortgagee as the subtenant or tenant upon foreclosure.

     6.6. Parking and Access Easements. The Seller's instrument of conveyance of the parking and access easements shall provide that the Buyer shall be responsible for the maintenance and repair of the easement areas resulting from the use thereof by Buyer, its invitees and licensees and shall contain mutual indemnities for property damage and personal injury caused by negligence by the other party.

     6.7. [Intentionally Omitted.]

     6.8 Applicability. The terms and conditions of this subsection shall apply to a conveyance or lease of the Real Estate on the Closing Date.

          6.8.1 Conveyance of Title. At the Closing, Seller shall deliver to Buyer a Buyer's Lease or limited or statutory warranty deed to the Real Estate. All state, county and local transfer and conveyance taxes, including documentary stamp taxes, shall be paid by Seller at or prior to the date of Closing. Buyer shall pay recording taxes. Title or Buyer's leasehold to the Real Estate shall be marketable and free from all liens, claims and encumbrances except the Permitted Exceptions. In addition, the lease or the instrument of conveyance shall contain provisions in which Buyer agrees to protect, defend, indemnify and hold Seller harmless from and against any and all claims, losses, damages and expenses (including reasonable attorney and other legal fees) arising out of Buyer's violations of Environmental Laws or the presence of Hazardous Substances on the Real Estate after the Closing Date which provisions shall cover the matters addressed in Section 7.27.

          6.8.2 Survey. No later than ten days prior to the date of Closing of the Real Estate, Seller shall provide Buyer, at Seller's sole cost and expense, a current survey (dated not more than six months before the date of this Agreement) of the Real Estate (the "Survey") certified and in favor of Buyer, and Buyer's Lender (if required by Buyer's Lender) and the title


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insurer (which Survey shall be acceptable to the title company and which
Qualifies as an ALTA certified completion survey), and which sets forth the following:

               6.8-2.1 The legal description, covenants, restrictions of record, all recorded easements shown in the Title Commitment (identifying easements and rights-of-way by endorsement on the Survey of the recording data of the instruments creating the same) and the dimensions and total area of the Real Estate;

               6.8-2.2 Interior lot lines, if any, dimensions and location of the improvements, access to public roads or highways, and the location of adjoining streets; and

               6.8-2.3 Building and setback lines, proximity of abutting streets (reflecting no gaps, gores, or strips) and width thereof.

          6.8.3 Preliminary Title Evidence; Title Policy. As soon as possible, but no later than the Closing Date, Seller shall deliver to Buyer a title commitment (the "Title Commitment") for an owner's leasehold title insurance policy (ALTA-1990 Type Form B) from the title company, in the amount of no less than the purchase price of the Real Estate, covering the interest Buyer is acquiring in the Real Estate, showing Buyer's estate vested in Seller subject only to the Permitted Exceptions. Seller shall pay the premium for title insurance. The Title Commitment shall contain an extended coverage endorsement over or deletion all standard general exceptions 1-5 contained in Schedule B of the Title Commitment, and endorsements in the form attached hereto as Schedule 6.8.3. Seller shall also furnish the Title Company an Affidavit of Title in customary form covering the Closing Date representing that nothing has occurred since the date of the Title Commitment which adversely affects title to the Real Estate. An owner's leasehold title insurance policy issued by the title company (the "Title Insurance Policy") in the form and substance as the Title Commitment, but showing title in the name of Buyer and deleting the standard exceptions shall be delivered to Buyer at Closing.

          6.8.4 If the Title Commitment or Survey discloses either unpermitted exceptions or survey defects which would render title unmarketable and that are not approved by Buyer (herein referred to as "Survey Defects"), Seller shall, at its sole expense have ten days from the date of delivery thereof to have the exceptions removed from the Title Commitment or to correct such Survey Defects or, if the Buyer in its sole discretion approves of same, to have the title insurer satisfactorily commit to insure against loss or damage that may be occasioned by such exceptions or Survey Defects (including a


PAGE 13 ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY commitment insure over such exceptions or Survey Defects in any future title insurance policies for Buyer or any transferee or successor of Buyer, regardless of the amount of insurance stated in the policies). Notwithstanding anything to the contrary, Buyer will not be required to close until it has received the Title Commitment, Title Insurance Policy (or a marked-up Title Commitment as required above) and Survey which conform to requirements above.

          6.8.5 Possession and Closing. Seller shall deliver possession of the real estate to Buyer on the Closing Date.

          6.8.6 Continuing Obligations of Seller. Seller covenants agrees that between the date hereof and the Closing Date it shall:

               6.8.6.1 Maintain any and all insurance coverage presently in effect with respect to the Real Estate, including policies of public liability, property damage and fire insurance;

               6.8.6.2 Maintain the Real Estate in substantially its present condition;

               6.8.6.3 Not permit anyone except Seller and Related Entities to occupy or use the Real Estate or any port ion thereof for any reason whatsoever, except Buyer and its agents for purposes of investigation; and

               6.8-6.4 Not enter into any agreement which will be an obligation affecting the Real Estate subsequent to the Closing without Buyer's prior written consent.

     6.9 Risk of Loss and Condemnation. Until delivery of the deed (or lease as the case may be) and consummation of the 'Closing of the Real Estate, the risk of loss shall be upon Seller. If the Real Estate is damaged by fire or casualty the cost of repair of which would exceed $1 million, or condemnation proceedings are commenced against the Real Estate between the date hereto and date of Closing which would result in an award in excess of $100,000, Buyer may immediately terminate its proposed purchase of the Purchased Assets. If Buyer does not elect to terminate the purchase and sale of the Purchased Assets pursuant to the foregoing sentence, then the purchase and sale of the Purchased Assets shall be consummated, and the insurance proceeds or rights to proceeds under existing insurance policies or the condemnation proceeds or rights to receive condemnation proceeds, as the case may be, shall be assigned -to Buyer without recourse and Seller shall have no obligation or liability with respect to the amount or sufficiency thereof.


PAGE 14  ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY

SECTION 7.        SELLER'S REPRESENTATIONS AND WARRANTIES.

     Seller represents and warrants to Buyer the following:

     7.1 Organization, Good Standing, Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has corporate power and authority to carry on Seller's Business as it is now being conducted and to own the Purchased Assets.

     7.2 Authority to Perform Agreement. Seller has the corporate power and authority to enter into, to perform the obligations by Seller under, and to consummate the transactions and other acts contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller and the transfer, conveyance, assignment and delivery of the Purchased Assets and the other transactions contemplated in this Agreement have or will have at Closing been duly and validly authorized and approved-by all requisite corporate action, including all required approvals of Seller's directors. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor the compliance with or fulfillment of the terms and provisions of this Agreement will: (i) violate or conflict with the provisions of Seller's Certificate of Incorporation or Bylaws; (ii) violate, conflict with or constitute a breach of or default under the provisions of any indenture, agreement, judgment, decree, order, governmental permit or license, or other instrument to which Seller is a party or by which Seller is bound;,(iii) result in the imposition of any lien, charge or encumbrance on the Purchased Assets other than solely as a result of Buyer's financing; or (iv) require any affirmative approval, consent, authorization or other order, or action of any court, governmental authority or regulatory body or of any creditor of Seller except as specifically contemplated by this Agreement. Provided, however, that if any such consent or other action is required Seller shall use reasonable efforts to obtain such consent by Closing. Seller shall also procure the consent Of customers to the disclosure of data covered by confidentiality agreements.

     7.3 Financial Statements. Seller has delivered to Buyer certain historical financial information of Seller's Business, all of which is true and correct in all material respects.

     7.4 Actions until Closing. Since March 3, 1998, and up to the Closing Date, Seller has and will operate Seller's Business only in the ordinary course, including without limitation the following:


PAGE 15  ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY

          7.4.1 [Intentionally omitted.]

          7.4.2 Provide no raises or additional compensation, including incentive compensation or bonuses, to current employees of the Seller, except those regularly scheduled merit raises or those required by written contracts;

          7.4.3 Operate and pay accounts payable and other liabilities as due in the ordinary course of business;

          7.4.4 Honor-all contracts, obligations and commitments;

          7.4.5 Only accept (a) purchase orders from existing customers based upon similar business practices as existed prior to the date of this Agreement for delivery not exceeding normal delivery cycles; and (b) purchase orders from new customers providing for delivery of product only with customary profit margins and in amounts not exceeding the sum of $25,000 for any purchase order except with the prior written consent of the Buyer, which consent shall not be unreasonably delayed or withheld;

          7.4.6 After the date of this Agreement, Seller will not issue a purchase order for the purchase of materials, supplies, capital equipment or other amounts in excess of $50,000 or for a term of more than six months, without first obtaining the prior approval of the Buyer;

          7.4.7 Not enter into any contracts or leases for a term of more than three months, without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably delayed or withheld;

          7.4.8 Not dispose of any machinery and equipment except in the ordinary course of business; or

          7.4.9 Not otherwise take any action that is not in the ordinary course of Seller's Business.

     7.5 Tax Matters. With respect to Seller's Business Seller has filed all federal, foreign, state,, county, local and other tax returns and reports required by law to be filed and all taxes, assessments, fees and other governmental charges and any related penalties and interest have been paid or properly reflected or accrued as liabilities of Seller. Seller has no reason to believe that deficiencies may be asserted for the current or any prior taxable year.

     7.6 [Intentionally omitted.)


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
     7.7 Purchased Assets Complete. The Purchased Assets sold, transferred, assigned and conveyed to Buyer by Seller pursuant to this Agreement constitutes all material tangible and intangible personal property employed in the conduct of Seller's Business, except for those assets specifically excluded by this Agreement.

     7.8 Inventories. Inventory shall reflect the results of the most recent physical inventory.

     7.9 Real Property Owned by Seller. Seller will, at the time of Closing, have good title or good leasehold interest under the Lease to all of the Real Estate to be transferred to Buyer hereunder, free and clear of all liens, security interests or other encumbrances, except for Permitted Exceptions.

     7.10 [Intentionally omitted.]

     7.11 Purchased Assets Leased by Seller. With respect to Seller's Business, Seller leases the personal property described in Schedule 7.11. Copies of such leases have been provided to Buyer. Seller has not breached any covenant of or received any notice of any default or alleged default under such leases, and, to the best of Seller's knowledge the leases are valid and binding on the lessor.

     7.12 Customer Owned Equipment. Schedule 7.12 contains a complete list of all customer owned equipment related to Seller's Business in Seller's possession. All such customer owned equipment shall be undamaged at the time of Closing. Buyer shall notify Seller at or before Closing of any damage to such equipment.

     7.13 Contracts and Commitments. Schedule 7.13 contains a true, complete and current list and brief description of all contracts and commitments relating to Seller's Business requiring the payment of $10,000 or more by Seller, including, without limitation, long-term purchase contracts, whereby the failure to perform would have a material adverse effect upon Seller's Business as it is currently conducted. Schedule 7.13 also contains a true, complete and current list and brief description of any oral or written agreement or arrangement to which Seller is a party for the employment of any officer, employee or agent which is not terminable without cause on not more than 30 days notice, and any oral or written agreement or arrangement to which Seller is a party with any distributor, dealer, manufacturer's representative, sales agency, consulting agreement or advertising contract which is not terminable without cause on not more than 30 days' notice.


PAGE 17  ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY

     7.14 Contracts and Backlog. Schedule 7.14 contains a true, complete and current list and brief description of all contracts of Seller relating to Seller's Business representing open and unfilled orders of Seller in excess of $10,000, the dollar amounts of such unfilled orders and a listing of all open and outstanding proposals made by Seller within 60 days prior to the date of this Agreement.

     7.15 Patents and Trademarks Schedule. Schedule 7.15 contains a list of all patents (including applications for patents), trademarks, trade names, trade secrets and copyrights owned by or registered in the name of or used by Seller's Business. Seller owns all such items outright, pays no royalty to anyone under any of them, has the right to bring actions for any infringement of them and has not licensed anyone to use any of such items. Seller has no knowledge and has received no notice to the effect that in the conduct of Seller's Business as it is presently operated, Seller may infringe any patent, trademark, trade name, trade secret or copyright of another or that any royalty or license payment is payable in connection with the manufacturing of any products for third parties by Seller's Business.

     7.16 Customer Lists. Schedule 7.16 contains a true and complete list of the major customers of Seller's Business. Except for those specifically noted on
Schedule 7.16, no such customer has a dispute with Seller in any material respect.

     7.17 Employee Benefit Plans. Schedule 7.17 contains a true and complete description of all defined benefit or defined contribution plans (as defined in the Employment Retirement Income Security Act of 1974, as amended ("ERISA"]), employment contracts, incentive, bonus, group insurance, disability, employee welfare, nonqualified deferred compensation, severance or other similar fringe or employee benefit plans (within the meaning of ERISA), funds,, programs or arrangements to which Seller is a party in relation to Seller's Business, or pursuant to which the employees engaged in Seller's Business are covered. Seller will make available for Buyer's inspection true and correct copies of all agreements, including trust agreements and insurance contracts, embodying such contracts, plans, funds, programs or arrangements. With respect to each of the contracts, plans, funds, programs and arrangements listed on Schedule 7.17,, Seller has at all times complied with and has taken all steps necessary to satisfy the requirements prescribed by any and all statutes, orders, or governmental rules or regulations currently in effect including, but not limited to, the Internal Revenue Code and ERISA, applicable to such contract, plan, fund, program or arrangement. Neither Seller nor any of its directors, employees or agents nor any "party in interest" or "disqualified person," as such terms are defined in ERISA and Section 4975 of


PAGE 18 ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY the Internal Revenue Code, respectively, has engaged in any prohibited transactions as defined in ERISA or the Internal Revenue Code. Seller has adequately funded all defined benefit plans to provide for all accrued benefits to participants and made or will make all contributions and paid or will pay all amounts due and owing as required by the terms of the contracts, plans, funds, programs and arrangements listed in Schedule 7.17.

     7.18 Litigation and Arbitration. Except as set forth in Schedule 7.18 relating directly or indirectly to Seller's Business, there is no litigation, arbitration proceeding or governmental investigation pending or to the best of Seller's knowledge threatened against or relating to Seller in respect to the Seller's Business as it is presently conducted, or the transactions contemplated by this Agreement. Buyer assumes no liability or responsibility for such litigation matters arising or relating to Seller's activities prior to Closing. Seller shall continue to respond to any inquiries and shall defend any actions, specifically including, but not limited to the matters set forth on Schedule
7.18. Seller is not a party to or subject to the provisions of any decree or judgment of any court or of any governmental agency prohibiting the execution of this Agreement or the transactions contemplated by it.

     7.19 Labor Matters. Except as set forth in Schedule 7.19, in respect to Seller's Business (i) Seller has no collective bargaining or similar agreements relating to Seller's employees; and (ii) there has been no strike, lockout or other labor dispute including without limitation, employee discriminations, notices or actions affecting the Purchased Assets or Seller's Business.

     7.20 Permits. Schedule 7.20 contains a true, complete and current list of all federal, state and local permits, licenses, approvals and franchises which are owned by, have been received by, or issued in respect to Seller's Business. Seller has obtained all necessary federal, state and local permits, licenses, approvals and franchises in connection with the conduct of Seller's Business as it is presently operated including without limitation all licenses and permits to fulfill customers purchase orders.

     7.21 Product and Service Warranties. Except for Seller's warranties of sale as reflected on Seller's printed order acknowledgments and other written contracts in connection with Seller's Business, as set forth in Schedule 7.21, Seller has not made any express warranties concerning the manufacture and delivery of any product or the nature or performance of any service.

     7.22 Preferential Treatment. Seller, to the best of its knowledge, is not a party to any contract in connection with


PAGE 19  ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY

Seller's Business which has teen awarded on the basis of, or is conditioned upon, any preferential treatment of Seller pursuant to any law, regulation, or policy of the United States, any state, territory or possession or any department, agency or political instrumentality of any of them. Such contracts include, but are not limited to, contracts granted because Seller qualifies as a small business or because any stockholder, director, officer or employee of Seller is a veteran, minority group member or socially or economically disadvantaged person and such contracts specifically include any "set aside" for a small business or for a socially or economically disadvantaged person pursuant to the Small Business Administration Act of 1958, 15 U.S.C. Section 631 et seq.

     7.23 Conduct of Business in Ordinary Course; No Adverse Change. Except as disclosed in Schedule 7.23, Seller's Business has been conducted only in the ordinary and usual course since January 1, 1998. Specifically, but without limitation, Seller has not entered into any transaction, incurred any liability or obligation, paid any liability or obligation other than liabilities and obligations disclosed in its financial statements and those liabilities and obligations incurred in the ordinary and usual course, nor sold or transferred any of its assets except, in each case, in the ordinary and usual course of business. To the best of Seller's knowledge there has been no material adverse change in the business or operations (existing or propose by Seller) or in the Purchased Assets, or any event, occurrence, circumstance or combination thereof which could reasonably be expected to result in a material adverse change in the same after the Closing of this transaction. In respect to Seller's Business Seller has in all respects materially performed all of the obligations required to be performed by it under the terms of its agreements.

     7.24 Compliance with Laws; Governmental Authorities. With respect to Seller's Business, in all material respects Seller has complied with all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any material respect to the financial condition, business or operations of Seller, including, without limitation, all such items relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising and sales of products of the business, trade regulation, antitrust, zoning and land use, warranties and control of foreign exchange laws. Except as disclosed in Schedule 7.24, in respect to Seller's Business, Seller has neither received any notice of alleged violation of any such statute, order, rule or regulation nor has knowledge of any facts or circumstances that could constitute such a violation.


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     7.25 Conflict of Interest. No officer or director of Seller has, either directly or indirectly, any beneficial, material interest in any contract or agreement to which Seller's Business is a party or by which any of them may be bound nor any controlling interest in any person, firm or corporation that has such an interest.

     7.26 Disclosure. No representation or warranty by Seller and no statement or certificate furnished or to be furnished by Seller to Buyer pursuant to the provisions of this agreement, taken as a whole, contains any untrue statement of a material fact.

     7.27 Environmental Issues. Except as disclosed on Schedule 7.27, neither Seller, nor to the best of Seller's knowledge, any previous owner or operator of the Real Estate, has handled, buried, stored, retained, refined, transported, processed, manufactured, generated, produced, spilled, allowed to seep, leak, escape or leach, or pumped, poured, emitted, emptied, discharged, injected, dumped, transferred or otherwise disposed of or dealt with Hazardous Substances with respect to the Real Estate in violation of any currently applicable environmental laws. Seller further warrants that there has been no seepage, leak, escape, leach, discharge, injection, release, emission, spill, pumping, pouring, emptying, dumping, or other release of hazardous substances in violation of any currently applicable environmental laws from the Real Estate onto or into any adjacent property or waters. Seller has not received any notice from any governmental authority of any violation of environmental laws nor any request for information pursuant to Section 204(e) of CERCLA with respect to the Real Estate.

          7.27.1 "Environmental laws" means all federal, state and local environmental, health or safety laws or regulations now or hereafter enacted.

          7.27.2 "Hazardous substance" means any toxic or hazardous waste, pollutants, or substances, including, without limitation, asbestos, PCBS, petroleum products and by products, substances defined or listed as:
     "Hazardous substances" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended, 42 U.S.C. Section 9601 et seq., "hazardous materials" in the Hazardous Materials Transportation Act, 49, U.S.C. Section 1802, et seq., "hazardous waste" in the Resource Conservation and Recovery Act, 42 U.S.C.
     Section 6901 et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended., 15 U.S.C. Section 2601 et seq., any "toxic pollutant" under the Clean Water Act, 33 U.S.C.


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
     Section 1251 et Seq., as amended, any "hazardous air pollutant" under the Clean Air Act, 42 U.S.C.. Section 7401 et seq., and any hazardous or toxic substance or pollutant regulated under any other applicable federal, state or local environmental laws.

     7.28 Brokerage Fees. Except for Sall Advisors, Inc. no other person or entity acting on Seller's behalf has any claim for a brokerage commission, finder's fee or other like payment in connection with this Agreement or the transactions contemplated by this Agreement. Seller shall hold Buyer harmless for any claim from Sall Advisors, Inc. for a commission.

     7.29 No Other Warranties. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party that neither Buyer nor Seller are making any representations or warranties whatsoever, express or implied, except those contained in this Agreement. in particular, Seller makes no representation or warranty to Buyer with respect to any financial projection or forecast relating to Seller's Business With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Seller with respect thereto.

SECTION 8.        BUYER'S REPRESENTATIONS AND WARRANTIES.

     Buyer represents and warrants to Seller the following:

     8.1 Organization, Good Standing, Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Oregon, has corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets 'it now owns.

     8.2 Authority to Perform Agreement. Buyer has the corporate power and authority to enter into, to perform the obligations by Buyer under, and to consummate the transactions and other acts contemplated by this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized and approved by all requisite corporate action, including all required approvals of Buyer's directors. This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution nor the delivery-of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor the compliance with or fulfillment of the terms and


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
provisions of this Agreement will: (i) violate or conflict with the provisions of Buyer's Certificate of Incorporation or Bylaws; (ii) violate, conflict with or constitute a breach of or default, under the provisions of any indenture, agreement, judgment, decree, order, governmental Permit or license, or other instrument to which Seller is a party or by which Seller is bound; or (iii) require any affirmative approval, consent, authorization or other order, or action of any court, governmental authority or regulatory body or of any creditor of Buyer, except as specifically contemplated by this Agreement. Provided, however, that if any such consent or other action is required Buyer shall obtain such consent by Closing.

     8.3 Brokerage Fees. Buyer shall defend, indemnify and hold Seller harmless from any claim for a brokerage commission, finder's fee or other like payment from anyone acting with the consent of Buyer in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 9.        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

     All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     9.1 The approval of Buyer's counsel of the terms and conditions of acquisition of the Real Estate, which approval shall not unreasonably be withheld.

     9.2 [Intentionally omitted.]

     9.3 [Intentionally omitted.]

     9.4 [Intentionally omitted.]

     9.5 Seller's Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be complete and correct in all material respects as of the Closing Date.

     9.6 Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller prior to or at the time of Closing.

     9.7 [Intentionally omitted.]

     9.8 Opinion of Counsel for Seller. Buyer shall be furnished with the written opinion of Balch & Bingham, LLP, counsel for Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer's counsel.


PAGE 23  ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY

     9.9 Approval of Seller's Directors. This Agreement and the transactions contemplated by this Agreement shall have been approved by the consent of Seller's directors as required pursuant to the provisions of Seller's Certificate of Incorporation, By-Laws and law.

     9.10 Approval of Corporate Proceedings and Legal Matters by Buyer's Counsel. All corporate proceedings taken by and all legal matters in connection with this Agreement and the form of all documents, certificates and other instruments to be delivered by Seller pursuant to the provisions of this Agreement shall be approved by or satisfactory to Buyer's counsel.

     9.11 Consents and Approvals. Buyer and Seller shall have obtained all authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Seller and Buyer, and the consummation by Seller of the transactions contemplated by this Agreement.

     9.12 [Intentionally omitted.]

     9.13 Scheduled Information. Seller shall have provided Buyer with all schedules required under this Agreement and Buyer shall have approved all information contained in the schedules, which approval shall not unreasonably be withheld.

SECTION 10.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

     All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     10.1 Approval of Buyer's Ability to Meet Its Obligations. Seller shall have approved Buyer's ability to meet Buyer's financial and operating obligations as set forth in this Agreement.

     10.2 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be complete and correct in all material respects as of the Closing Date.

     10.3 Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer prior to or at the time of Closing.

     10.4 Opinion of Counsel for Buyer. Seller shall be


PAGE 24 ASSET PURCHASE AGREEMENT - FINAL EXECUTION COPY furnished with the written opinion of Greene & Markley, P.C., counsel for Buyer, in form and substance reasonably satisfactory to Seller counsel.

     10.5 Approval of Proceedings and Legal Matters by Seller's Counsel. All Proceedings taken by and all legal matters in connection with this Agreement and the form of all documents certificates and other instruments to he delivered bv Buyer pursuant to the provisions of this Agreement shall be approved by or satisfactory to Seller's counsel.

     10.6 Consents and Approvals. Buyer and Seller shall have obtained all authorizations, consents, waivers, approvals and other action required in connection with the execution, delivery and performance of this Agreement by Buyer and Seller, including approval of Seller's directors, and the consummation by Buyer and Seller of the transactions contemplated by this Agreement. If the transactions contemplated hereby are not able to close solely because Seller is unable to close because of Seller's breach, or because Seller is unable to obtain the consent of Foothill Capital Corp., Seller shall pay Buyer $100,000 as liquidated damages, which shall be Buyer's sole remedy for such breach.

SECTION 11.       GENERAL PROVISIONS.

     The following general provisions shall apply to this Agreement:

     11.1 Expenses. Except as expressly provided herein, each party shall bear their own fees and expenses incurred in connection with the preparation, negotiation and execution of this Agreement including any brokerage or finders fees. Buyer and Seller shall indemnify and hold each other harmless for any claims arising out of this Paragraph.

     11.2 Notices. All notices, requests, demands or communications to any party shall be in writing and delivered personally or-by certified mail, return receipt requested, postage prepaid, as follows:

TO THE SELLER:              Intergraph Corporation
                            Huntsville, AL 35894-0001
                            Attn: John W. Wilhoite

WITH COPY TO:               Intergraph Corporation
                            Huntsville, AL 35894-0001
                            Attn: General Counsel

TO THE BUYER:               Praegitzer Industries, Inc.
                            1270 Monmouth Cut-Off
                            Dallas, OR 97338


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
                            Attn:  Chief Financial Officer

         WITH COPY TO:      Charles R. Markley
                            Greene & Markley, P.C.
                            The 1515 Building
                            1515 SW Fifth Avenue
                            Suite 600
                            Portland, OR  97901-5449

Any notice sent to any party shall be sent to all parties, and shall be deemed to be given when delivered personally to the party to whom it is addressed, or if mailed in accordance with the terms of this Paragraph, upon deposit in the U.S. mails.

     11.3 Understanding of the Parties. This Agreement comprises the complete understanding of the parties and there are no understandings, either written or oral, except as specifically set forth in this Agreement. All prior negotiations and understandings of the parties are deemed merged into this Agreement.

     11.4 Amendment and Waiver. This Agreement may be amended, or any portion of this Agreement may be waived, provided that such amendment or waiver shall be in writing, executed by the parties to which any particular provision specifically relates and all such amendments and waivers made shall be binding upon the parties. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     11.5 Inurement of Benefit to Assigns. All of the terms and provisions of this Agreement shall be binding upon, apply and inure to the benefit of the parties, their respective successors and assigns. Prior to the Date of Closing neither party shall assign any interest in this Agreement, except for security interests.

     11.6 Severability. Each of the terms and provisions of this Agreement is and is deemed to be severable, in whole or in part; and if any non-material term or provision or application in any circumstance should be invalid, illegal or enforceable, the remaining terms and provisions or their application, to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected and shall remain in full force and effect.

     11.7 Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are incorporated and made a part of this Agreement by reference.


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
     11.8 Section Headings. All Section headings are for convenience only and do not in any way limit or construe the contents of the sections.

     11.9 Rights and Remedies. All rights and remedies granted any of the parties under this Agreement shall be cumulative.

     11.10 Survival of Representations and Warranties. All representations and warranties shall survive the closing of the transactions contemplated by this Agreement. All claims for indemnification by Buyer shall be brought within the following time limitations:

          11.10.1 Based on a breach of Section 1.6 of this Agreement, within three months of the Date of Closing.

          11.10.2 Based on a breach of any other representations or warranties, within five years of the Date of Closing.

     11.11 Survival of Indemnifications. Except as otherwise provided hereinabove, all agreements for indemnification made in this Agreement by the parties shall survive the closing. In the case of any claim made for indemnification, the party upon whom the claim has been made shall have the right to pursue an action to settle or resolve any such claim and may employ its respective counsel of its choice for the defense of any claim made by third party or the resolution of any such claim.

     11.12 Governing Law. The law of Alabama shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     11-13 Buyer's Continued Cooperation. Buyer agrees to continue to cooperate with Seller following the Closing Date to provide Seller with information, documentation and data relating to Seller's Business prior to the date of closing to enable Seller to prepare its financial statements and income tax returns and the audit thereof.

     11-14 Seller's Continued Cooperation. Seller agrees to continue to cooperate with the Buyer following the Closing Date with respect to the procurement of documents contemplated pursuant to this transaction including without limitation the consents to the assignment of certain contracts and commitments to the Buyer, specifically including customer contracts, and software licenses.

     11.15 Cross-Reference of Scheduled Information. The


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information provided in one Schedule to this Agreement may be used to satisfy the information required in another Schedule to this Agreement providing that the Schedule contains the information requested.

     11-16 Delivery of Schedules. All schedules required under this Agreement shall be furnished to Buyer within ten days from the execution of this Agreement and reviewed by Buyer within two business days following the day of receipt of the schedules. Failure of either party to send written approval of the schedules to the other party within such period shall result in termination of this Agreement without liability to either party.

     11-17 Public Announcements. Prior to the Date of Closing neither party may make a public announcement regarding the terms of this Agreement without the prior written consent of the other party. Either party, however, may give such notices as required by law.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SELLER:

INTERGRAPH CORPORATION

By:  JEFFREY P. HEATH                                Date:  3/4/98
     -----------------------------------                    --------------------
Name:  Jeffrey P. Heath
Title:  Vice President

BUYER:

PRAEGITZER INDUSTRIES, INC.


By:  MATT BERGERON                                   Date:  3/4/98
     -----------------------------------                    --------------------
Name:  Matt Bergeron
Title:  President


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